Exhibit 99.1

Large Scale Biology Corporation (LSBC) Reports

Financial Results for Third Quarter 2004

VACAVILLE, CALIFORNIA, November 3, 2004 – Large Scale Biology Corporation (Nasdaq:LSBC) today reported results for the third quarter of 2004.

LSBC’s net loss on a GAAP basis was $4.2 million, or $0.13 per share, for the third quarter of 2004 compared to a net loss of $4.3 million, or $0.17 per share, for the third quarter of 2003 and, sequentially, to a net loss of $4.1 million, or $0.13 per share, for the second quarter of 2004.

Revenues for the third quarter of 2004 were $0.5 million, a decrease of $0.7 million over the same period last year, and essentially the same as the second quarter of 2004. The third quarter of 2003 included $0.8 million in revenues associated with fee-for-service proteomics business, which the Company exited in the fourth quarter of 2003.

Total operating costs and expenses on a GAAP basis were $4.7 million for the third quarter of 2004, a decrease of $0.8 million, or 15%, from $5.5 million incurred in the third quarter of 2003.

Large Scale Biology Corporation ended the quarter with approximately $3.9 million in cash and cash equivalents.

Third quarter 2004 and current highlights included:

•	LSBC entered into a sublease of its entire Germantown, Maryland facility to the end of the lease term in 2010 that will reduce the Company’s operating lease payments by $0.6 million in 2005, $0.8 million in 2006 and $0.9 million in each year from 2007 through 2010. Associated facility operating expenses were reduced by approximately $16,000 per month starting during August 2004. In addition, the sublease receipts will be greater than the lease payments by $9,000 per month starting on March 11, 2005.

•	Predictive Diagnostics, Inc. (PDI), a wholly-owned subsidiary of Large Scale Biology Corporation, entered into an exclusive co-marketing relationship with PerkinElmer Inc. under which PerkinElmer will provide access to PDI’s proprietary BAMF™ technology along with its prOTOF™ 2000 MALDI O-TOF mass spectrometer.

LSBC also announced that it will host a conference call on November 3, 2004, at 2:00 p.m. (Pacific). This call is open to the public and will be hosted by Kevin J. Ryan, President and Chief Executive Officer and Ronald J. Artale, Senior Vice President, Chief Operating Officer and Chief Financial Officer. To participate in this conference call in the U.S./Canada, dial (877) 337-8496, or outside the U.S., dial (706) 679-5296. The conference identification number is 1494557. A replay of the call will be available until 11:59 p.m. (Eastern), November 6, 2004, starting two hours after the call. For replay in the U.S./Canada, dial (800) 642-1687; outside of the U.S., dial (706) 645-9291; then enter the conference identification number 1494557. The call will also be web cast live over the internet by CCBN. To access this broadcast, please go to the Company’s website at www.lsbc.com. If you are unable to participate during the live web cast, the call will be archived on the LSBC web site through November 6, 2004.

About Large Scale Biology Corporation

Large Scale Biology uses its proprietary gene expression, molecular engineering and bioprocessing technologies to develop and manufacture therapeutic and industrial proteins, vaccines and diagnostic products for effective characterization and treatment of disease. Corporate offices, R&D laboratories and Predictive Diagnostics Inc. are headquartered in Vacaville, California, and the Company’s commercial-scale biomanufacturing facility is located in Owensboro, Kentucky. For more information about Large Scale Biology Corporation, visit the Company’s website at www.lsbc.com.

This news release contains forward-looking statements within the meaning of federal securities laws and are subject to the safe harbors under these laws. Any statements that refer to expectations, projections, or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks, uncertainties and situations that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by these statements, including our ability to obtain additional capital to fund our ongoing operations, our dependence upon and our ability to enter into and maintain successful relationships with collaboration partners, creation of demand for products incorporating or made using our technologies, our ability to improve and keep our technologies competitive, delays or issues which may arise in securing FDA approval for certain products we develop, the actual clinical efficacy of such products, our ability to manage costs in ways that preserve our product pipeline and technology base and the requirement for substantial funding to conduct research and development and to expand commercialization activities. We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this release. For a further list and description of such risks and uncertainties, see LSBC’s reports filed with the Securities and Exchange Commission, including Forms 10-K and 10-Q. Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LSBC™, our logo and BAMF™ are trademarks of Large Scale Biology Corporation.

Large Scale Biology Corporation

Condensed Consolidated Statements of Operations

Unaudited

(In thousands, except per share amounts)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2004	2003	2004	2003
Revenues	$523	$1,192	$1,204	$2,949

Costs and expenses:
Development agreements	647	1,265	1,669	3,445
Research and development	2,304	2,755	6,823	8,761
General and administrative	1,761	1,511	5,325	7,292
Impairment of property	—	—	—	1,698
Amortization of purchased intangibles	—	—	—	52

Total costs and expenses	4,712	5,531	13,817	21,248

Loss from operations	(4,189)	(4,339)	(12,613)	(18,299)
Interest income, net	18	33	47	151

Net loss	$(4,171)	$(4,306)	$(12,566)	$(18,148)

Net loss per share - basic and diluted	$(0.13)	$(0.17)	$(0.42)	$(0.71)

Weighted average shares outstanding - basic and diluted	31,244	25,790	29,922	25,539

Large Scale Biology Corporation

Condensed Consolidated Balance Sheets

Unaudited

(In thousands)

	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash and marketable securities	$3,886	$7,737
Other current assets	1,253	971

Total current assets	5,139	8,708
Property, plant, and equipment, net	8,140	8,628
Intangible and other assets, net	3,351	3,644

	$16,630	$20,980

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,476	$1,545
Current portion of long-term debt	54	52
Deferred revenue and customer advances	101	147

Total current liabilities	1,631	1,744
Long-term debt	168	209
Accrued stock compensation	854	708

Total liabilities	2,653	2,661
Stockholders’ equity	13,977	18,319

	$16,630	$20,980